Exhibit 3.2

AMENDED AND RESTATED BY-LAWS

OF

AVEXIS, INC.

1. MEETINGS OF STOCKHOLDERS.

1.1 Annual Meeting. The annual meeting of stockholders shall be held on such date and at such time as shall be designated from time to time by the board of directors (the “Board”) and stated in the notice of the meeting.

1.2 Special Meetings. Special meetings of the stockholders may be called by resolution of the Board or by the president and shall be called by the president or secretary upon the written request (stating the purposes of the meeting) of a majority of the directors then in office or of the holders of 51% of the outstanding shares entitled to vote. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

1.3 Place and Time of Meetings. Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board or the directors or stockholders requesting the meeting.

1.4 Notice of Meetings; Waiver of Notice. Written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting and (b) no notice of an adjourned meeting need be given except when required under Section 1.5 of these by-laws or by law. Each notice of a meeting shall be given, personally or by mail, not less than ten (10) nor more than sixty (60) days before the meeting and shall state the time and place of the meeting, and unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called. If mailed, notice shall be considered given when mailed to a stockholder at his address on the corporation’s records. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him or her.

1.5 Quorum. At any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business. In the absence of a quorum a majority in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present any action may be taken which might have been taken at the meeting as originally called. No notice of an adjourned meeting need be given if the time and place are announced at the meeting at which the adjournment is taken except that, if adjournment is for more than thirty (30) days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given pursuant to Section 1.4 of these by-laws.

1.6 Voting; Proxies. Each stockholder of record shall be entitled to one (1) vote for every share registered in his or her name. Corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of stockholders, except as otherwise provided by law or by Section 1.8 of these by-laws. Directors shall be elected in the manner provided in Section 2.1 of these by-laws. Voting need not be by ballot unless requested by a stockholder at the meeting or ordered by the chairman of the meeting. Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him or her by proxy. Every proxy must be signed by the stockholder or his attorney-in-fact. No proxy shall be valid after three (3) years from its date unless it provides otherwise.

1.7 List of Stockholders. Not less than ten (10) days prior to the date of any meeting of stockholders, the secretary of the corporation shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name. For a period of not less than ten (10) days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept either (a) at a place within the city where the meeting is to be held, if that place shall have been specified in the notice of the meeting, or (b) if not so specified, at the place where the meeting is to be held. The list shall also be available for inspection by stockholders at the time and place of the meeting.

1.8 Action by Consent Without a Meeting. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed or electronically transmitted, as the case may be, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. Prompt notice of the taking of any such action shall be given to those stockholders who did not consent in writing or by electronic transmission.

2. BOARD OF DIRECTORS.

2.1 Number, Qualification, Election and Term of Directors. The business of the corporation shall be managed by the Board. The authorized number of directors shall be determined from time to time by resolution of the Board without amendment to the by-laws; provided, that the Board shall consist of at least one member. No reduction in the authorized number of directors may shorten the term of any incumbent director. Directors shall be elected at each annual meeting of stockholders by a plurality of the votes cast and shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of Section 2.9 of these by-laws. As used in these by-laws, the term “entire Board” means the total number of directors which the corporation would have if there were no vacancies on the Board.

2.2 Quorum and Manner of Acting. A majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 2.10 of these by-laws. Action of the Board shall be authorized by the vote of a majority of the directors present at the time of the vote if there is a quorum, unless otherwise provided by law or these by-laws. In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

2.3 Place of Meetings. Meetings of the Board may be held in or outside Delaware.

2.4 Annual and Regular Meetings. Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.6 of these by-laws. Regular meetings of the Board may be held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

2.5 Special Meetings. Special meetings of the Board may be called by the president or by any one of the directors. Only business related to the purposes set forth in the notice of meeting may be transacted at a special meeting.

2.6 Notice of Meetings; Waiver of Notice. Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director by mailing it to the director at his or her residence or usual place of business at least three (3) days before the meeting, or by delivering it via delivery, telephone or facsimile at least two (2) days before the meeting. Notice of a special meeting shall also state the purposes for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

2.7 Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the members of the Board or of the committee consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolution and the consent in writing or by electronic transmission by the members of the Board or the committee shall be filed with the minutes of the proceeding of the Board or of the committee.

2.8 Participation in Board or Committee Meetings by Conference Telephone. Any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

2.9 Resignation and Removal of Directors. Any director may resign at any time by delivering his or her resignation in writing to the president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any or all of the directors may be removed at any time, either with or without cause, by vote of the stockholders.

2.10 Vacancies. Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum.

2.11 Compensation. Directors shall receive such compensation, together with reimbursement of their reasonable expenses in connection with the performance of their duties as the Board determines. A director may also be paid for serving the corporation, its affiliates or subsidiaries in other capacities.

2.12 Interested Directors. A director who is directly or indirectly a party to a contract or transaction with the corporation, or is a director or officer of or has a financial interest in any other corporation, partnership, association or other organization which is a party to a contract or transaction with the corporation, may be counted in determining whether a quorum is present at any meeting of the Board or of any committee of the Board at which such contract or transaction is considered or authorized, and such director may participate in such meeting and vote on such authorization to the extent permitted by applicable law, including Section 144 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. COMMITTEES.

3.1 Executive Committee. The Board, by resolution adopted by a majority of the entire Board, may designate an Executive Committee of one or more directors which shall have all the powers and authority of the Board, except as otherwise provided in the resolution, Section 141(c) of the DGCL or any other applicable law. The members of the Executive Committee shall serve at the pleasure of the Board. All action of the Executive Committee shall be reported to the Board at its next meeting.

3.2 Other Committees. The Board, by resolution adopted by a majority of the entire Board, may designate other committees of one or more directors, which shall serve at the Board’s pleasure and have such powers and duties as the Board determines.

3.3 Rules Applicable to Committees. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another director to act at the meeting in place of the absent or disqualified member. All action of a committee shall be reported to the Board at its next meeting. Each committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.

4. OFFICERS.

4.1 Number; Security. The officers of the corporation shall consist of a president, a secretary, a treasurer and, if deemed necessary, expedient, or desirable by the Board, a chief financial officer, a chairman of the Board, a vice-chairman of the Board, an executive vice-president, one or more other vice-presidents and such other officers with such titles as the resolution of the Board choosing them shall designate. Except as may otherwise be provided in the resolution of the Board choosing him or her, no officer other than the chairman or vice-chairman of the Board, if any, need be a director. Any two (2) or more offices may be held by the same person. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

4.2 Election; Term of Office. The officers of the corporation shall be elected annually by the Board and each such officer shall hold office until the election of his successor, subject to the provisions of Section 4.4 of these by-laws.

4.3 Subordinate Officers. The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

4.4 Resignation and Removal of Officers. Any officer may resign at any time by delivering his resignation in writing to the president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause and, in the case of an officer appointed by an executive officer or by a committee, by the officer or committee who appointed him or her or by the president.

4.5 Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 4.2 and 4.3 of these by-laws for election or appointment to the office.

4.6 The Chairman of the Board. The chairman of the Board, if any, shall preside at all meetings of the Board. Subject to the control of the Board, he or she shall have general supervision over the business of the corporation and shall have such other powers and duties as chairmen of the board usually have or as the Board assigns to him or her.

4.7 The President. The president shall be the president and chief executive officer (unless otherwise determined by the Board) of the corporation and shall preside at all meetings of the Board (if there is no Chairman of the Board) and of stockholders. Subject to the control of the Board, he or she shall have such other powers and duties as presidents of corporations usually have or as the Board assigns to him or her.

4.8 Vice President. Each vice president shall have such powers and duties as the Board or the president assigns to him or her.

4.9        The Chief Financial Officer. The chief financial officer, if any, shall be the chief financial officer of the corporation and shall be in charge of the corporation’s books and accounts. Subject to the control of the Board, he or she shall have such other powers and duties as the Board or the president assigns to him or her.

4.10 The Treasurer. The treasurer shall be the treasurer of the corporation. Subject to the control of the Board, he or she shall have such other powers and duties as the Board or the chief financial officer or the president assigns to him or her.

4.11 The Secretary. The secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and of the stockholders, shall be responsible for giving notice of all meetings of stockholders and of the Board and shall keep the seal and, when authorized by the Board, apply it to any instrument requiring it. Subject to the control of the Board, he or she shall have such powers and duties as the Board or the president assigns to him or her. In the absence of the secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

4.12 Salaries. The Board may fix the officers’ salaries, if any, or it may authorize the president to fix the salary of any other officer.

5. SHARES.

5.1 Certificates. The corporation’s shares shall be represented by certificates in the form approved by the Board; provided, that the Board may provide by resolution that some or all of any or all classes or series of the corporation’s stock shall be uncertificatated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Each certificate shall be signed by any two of the president, a vice president, the secretary, an assistant secretary, the treasurer or an assistant treasurer, and may be sealed with the corporation’s seal or a facsimile of the seal. Any or all of the signatures on the certificate may be a facsimile.

5.2 Transfers. Shares shall be transferable only on the corporation’s books, upon surrender of the certificate for the shares, properly endorsed. The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.

5.3 Determination of Stockholders of Record. The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action. The record date may not be more than sixty (60) or less than ten (10) days before the date of the meeting or more than sixty (60) days before any other action.

6. INDEMNIFICATION.

6.1 Directors. The corporation shall indemnify its directors to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors; provided, further, that the corporation shall not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person unless (a) such indemnification is expressly required to be made by law, (b) the proceeding was authorized by the Board, (c) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (d) such indemnification is required to be made under Section 6.4 of these by-laws.

6.2. Officers, Employees and Other Agents. The corporation shall have power to indemnify its officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board shall determine.

6.3. Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director in connection with such proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a director in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.3 of these by-laws or otherwise.

6.4. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors under this Article 6 of these by-laws shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director. Any right to indemnification or advances granted by this Article 6 of these by-laws to a director shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including the Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including the Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director is not entitled to be indemnified, or to such advancement of expenses, under this Article 6 of these by-laws or otherwise shall be on the corporation.

6.5 Non-Exclusivity of Rights. The rights conferred on any person by this Article 6 of these by-laws shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the certificate of incorporation of the corporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

6.6 Survival of Rights. The rights conferred on any person by this Article 6 of these by-laws shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person.

6.7. Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article 6 of these by-laws.

6.8. Amendments. Any repeal or modification of this Article 6 of these by-laws shall only be prospective and shall not affect the rights under this Article 6 of these by-laws in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

6.9. Saving Clause. If this Article 6 of these by-laws or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director to the full extent not prohibited by any applicable portion of this Article 6 of these by-laws that shall not have been invalidated, or by any other applicable law. If this Article 6 of these by-laws shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director to the full extent under any other applicable law.

6.10. Certain Definitions. For the purposes of this Article 6 of these by-laws, the following definitions shall apply:

The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

The term “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 6 of these by-laws with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article 6 of these by-laws.

7. OFFICES.

7.1 Registered Office. The initial registered office of the corporation in the State of Delaware shall be at 251 Little Falls Drive in Wilmington, County of New Castle, Delaware 19808. The name of the initial registered agent of the corporation at such address is the Corporation Service Company.

7.2 Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the Board may from time to time determine or as may be necessary or useful in connection with the business of the corporation.

8. MISCELLANEOUS.

8.1 Seal. The Board may adopt a corporate seal, which shall be in the form of a circle and shall bear the corporation’s name and the year and state in which it was incorporated.

8.2 Fiscal Year. The Board may determine the corporation’s fiscal year. Until changed by the Board, the corporation’s fiscal year shall be the calendar year.

8.3 Voting of Shares in Other Corporations. Shares in other corporations which are held by the corporation may be represented and voted by the president or a vice president of this corporation or by proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.

8.4 Amendments. These by-laws may be amended, repealed or adopted by the stockholders or by a majority of the entire Board.